Exhibit 99.2
Shoals Technologies Group, Inc.
2Q22 Earnings Conference Call Script
August 15, 2022
Operator

Good afternoon, and welcome to Shoals Technologies Group Second Quarter 2022 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.
Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.

Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO, Jason Whitaker, and interim CFO, Kevin Hubbard.
On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding full year 2022, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, industry conditions, company performance and financial results, the COVID-19 pandemic, supply chain disruptions, availability and price of our components and materials, project cancellations, decreased demand for our products, and policy and regulatory changes.
Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.
Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's second quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Jason.
Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thank you very much, Mehgan, and good afternoon, everyone.

Shoals Technologies Group, Inc.
2Q22 Earnings Conference Call Script
August 15, 2022

I’ll start off by providing a snapshot of our second quarter performance, followed by an update on our growth initiatives, and then wrap up with our take on recent developments in the U.S. solar market. I’ll then turn it over to Kevin, who will provide an overview of our financial results.
We delivered record revenue and gross profit in the second quarter, which grew 23% and 9% year over year, respectively, despite the significant challenges and uncertainty facing the industry. To put some perspective on that statement, this quarter represents the sixth consecutive quarter where Shoals has delivered record year-over-year quarterly revenue and gross profit.
Gross margin in the quarter was 38.9%. Gross margin was lower this quarter than last year because the second quarter of 2021 benefited from an exceptionally high mix of BLA sales relative to Components, whereas this quarter was more in line with our historical mix. We also had higher raw material and logistics costs as a percentage of sales this quarter than in the prior year.
Adjusted EBITDA increased sequentially but declined slightly year over year, reflecting our continued investment in SG&A to support our growth initiatives. We are beginning to see a return on these investments and expect the year-over-year rate of growth in our SG&A to slow in Q4 of this year.
Demand for our products remains very strong and we ended the second quarter with record backlog and awarded orders of $327.2 million, an increase of 63% year-over-year and 8% sequentially. Backlog and awarded orders have grown even further in Q3 and are expected to continue expanding through the remainder of the year.
Components revenue increased 97% year-over-year, driven by increases in shipments of battery storage products as well as shipments of solar products to a significant number of new customers. New customers’ projects are typically designed as homerun systems, and they generally start their relationship with Shoals by buying components that will work with these type of systems. Once they see the performance, quality, reliability, installation savings and customer service that Shoals offers, they become open to trying our combine-as-you-go architecture and buy the BLA. Once customers make that transition, this usually marks the start of a long-term relationship.
System Solutions revenue grew 11% year-over-year, as a result of continued strong demand for BLA and market share gains. During the quarter we converted four additional EPCs and developers to our system solutions and had 29 exiting 2Q, representing a greater than sevenfold increase in the number of BLA customers since the time of our IPO last year.
Customer interest in our recently introduced products continues to grow, with wire management, battery storage, and EV charging products experiencing the greatest demand.

Shoals Technologies Group, Inc.
2Q22 Earnings Conference Call Script
August 15, 2022

We continue to ramp up production of our new wire management products to meet customer demand. To provide more context, backlog and awarded orders for wire management products increased more than threefold since the beginning of the year. While these products are relatively small contributors to revenue, they carry high gross margins and add to our profitability.
Sales of our energy storage products also contributed to revenue growth in the quarter and backlog in that part of our business continues to grow.
We are on track to complete the certification process for BLA 2.0 and high-capacity plug-n-play harnesses in the second half of the year. We expect these products to further accelerate our growth, as BLA 2.0 will have a higher average selling price per megawatt than our current product and the high-capacity plug-n-play harnesses will allow us to serve a new and fast-growing application.
We also continued making strides in our international expansion. More recently, subsequent to quarter end, we announced that we had successfully transitioned a customer to BLA in Honduras. This is an excellent proof point given Honduras is a low-cost labor market, and provides a powerful endorsement of the benefits that our system brings—even in areas where field labor is less expensive than in the U.S. or Europe, BLA can reduce labor cost, improve safety, increase reliability and reduce maintenance expenses.
In Europe, our products are fully qualified and our sales team remains focused on building pipeline and converting pipeline into backlog. We are also beginning to see further traction in international markets resulting from the Biden Administration’s support of Export-Import Bank financing.
Turning to our EV business, customer demand is exceeding our expectations, and we are seeing rapid order growth largely due to the team’s progress with commercial fleets and school bus operators. We recently completed UL certification for many of our products and expect the balance to be certified by the end of the year.
During the quarter we received orders for complete charging systems for commercial fleets that are transitioning to electric vehicles. Those orders represented our first sales of charging System Solutions and a key milestone in the commercialization of our EV product line. Prior to this quarter we had only sold Components.
We also received our first orders from school bus electrification customers who are attracted to the portability and ease of installation of our EV charging products. Demand from this segment is accelerating following the EPA’s $5 billion Clean School Bus Program announced in May.
Now, I’ll take a moment to talk about the recent positive developments in the solar market. The beginning of the quarter was marked by delays and uncertainty caused by the US Department

Shoals Technologies Group, Inc.
2Q22 Earnings Conference Call Script
August 15, 2022

of Commerce’s investigation of an AD/CVD claim on solar cells and panels supplied from certain Southeast Asian countries. A significant portion of the uncertainty was alleviated when the White House announced a two-year tariff exemption for solar panels. Our conversations with customers indicate that the tariff safe harbor created by President Biden’s executive action was an important turning point in customer sentiment, and we have seen projects that had been delayed or placed on hold pick back up.
While we cannot quantify the full impact of the recently passed Inflation Reduction Act yet, we see it as a tremendous positive for the market. The increase and extension of the ITC, coupled with new incentives for storage and EVs, should accelerate demand for our products – although how much and how fast is something we don’t know yet.
We have done a lot work since the beginning of 2021 to position Shoals to succeed in the challenging and uncertain landscape faced by the solar industry in the first half of this year and we think the strong performance of the company reflects that. Now that many of those headwinds are abating, we see the potential for upside to our market expectations.
The low capital intensity and flexibility of our manufacturing process allows us to adjust rapidly to changes in demand. We are well prepared to meet increases in demand, as the production ramp at our new facility is ahead of schedule. Despite the tight labor market, we expanded our manufacturing headcount, adding more than 100 hourly teammates in the second quarter who will be essential as we continue to scale our production.
Finally, I am excited to welcome Dominic Bardos as our new Chief Financial Officer.
Dominic brings over 30 years of global finance and accounting experience across multiple industries, including automotive, retail, and industrial services. Dominic is currently CFO of Holley, a publicly traded designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts. Dominic will start in the beginning of the fourth quarter and we are excited to have him on board. Kevin has done a tremendous job leading the finance team. Prior to stepping in as our interim CFO, Kevin was a long-time consultant to our company and he will continue to support us in that capacity as Dominic transitions our organization.
I am also pleased to announce the addition of Jeanette Mills and Robert Julian to our Board of Directors. Jeanette and Robert are both seasoned executives with a proven track record of successful corporate governance and leadership across a range of functions and industries. Jeanette will be replacing Peter Jonna, who resigned from our board concurrently with Jeanette joining. I want to thank Peter for his service and valuable contributions to Shoals as a Director and welcome Jeanette and Robert to our Board. We are excited about the benefits that Jeanette and Robert’s significant experience can bring to our company.
I'll now turn it over to Kevin who will discuss our second quarter 2022 financial results. Kevin.

Shoals Technologies Group, Inc.
2Q22 Earnings Conference Call Script
August 15, 2022

Kevin Hubbard, Interim CFO, Shoals Technologies Group, Inc.

Thank you, Jason. For the second quarter, revenue grew 23% versus the prior-year period to $73.5 million, driven by increases of 11% in System Solutions and 97% in Components.
Similar to last quarter, the strength in Components revenue was driven by the combination of battery storage shipments as well as the onboarding of a significant number of new customers, which can initially lead to more of a Component level opportunity as we work towards converting them over to our System Solutions. Growth in System Solutions reflects strong demand for Shoals’ combine-as-you-go system. System Solutions represented 77% of revenue in the quarter versus 86% in the prior-year period and 69% in the prior quarter.
Gross profit increased 9% to $28.6 million, compared to $26.2 million in the prior-year period. Gross profit as a percentage of revenue was 38.9% compared to 43.8% in the prior-year period. As Jason mentioned, the decrease in gross margin year-over-year was partially a function of Q2 2021 having a particularly high proportion of BLA sales relative to Components, while Q2 2022 was more in line with our historical mix. We also had higher raw material and logistics costs as a percentage of sales this quarter than in the prior year.
Second quarter general and administrative expenses were $13.3 million, compared to $10.0 million during the same period in the prior year. This change was primarily a result of higher stock-based compensation, planned increased payroll due to higher headcount to support our growth and product initiatives, and new public company costs.
Adjusted EBITDA for the second quarter was $19.8 million compared to $20.6 million for the prior-year period. As we have discussed previously, we expect Adjusted EBITDA to grow at a slower rate this year reflecting the pull-forward of several investments to support our multi-year growth outlook and growth initiatives over the next several years. We remain confident that the substantial growth we are experiencing will support expansion in our adjusted EBITDA margin, as we get leverage on SG&A exiting this year.
Adjusted net income was $11.8 million in the second quarter compared to $14.7 million in the prior-year period.
Please see the adjusted EBITDA and adjusted net income reconciliation tables in our second quarter press release for a bridge to our GAAP results.
As of June 30, 2022, backlog and awarded were $327.2 million, representing a new record for the Company and an increase of 63% and 8% versus the same time last year and March 31, 2022, respectively. The increase in backlog and awarded orders reflects continued robust customer demand for Shoals’ products.

Shoals Technologies Group, Inc.
2Q22 Earnings Conference Call Script
August 15, 2022

Turning to our full year outlook. Based on current market conditions and input from our customers and team, we are reaffirming our previous guidance and expect 2022 revenue to be in the range of $300 million to $325 million, up 41% to 52% year-over-year. We expect adjusted EBITDA to be in the range of $77 million to $86 million, and adjusted net income to be in the range of $45 million to $53 million. Further we expect 2022 capital expenditures to be in the range of $7 million to $8 million.
In addition, at the mid-point of our outlook, we currently expect to generate 45 to 50% of our second half revenue, adjusted EBITDA and adjusted net income in the third quarter.
Now back to Jason for closing remarks.
Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thanks Kevin.
I would like to close by thanking all our customers for their commitment to Shoals, our employees for their contributions to our company’s success and our shareholders for their continued support.
The first half of 2022 is off to a strong start and we will not be facing many of the headwinds we confronted in the first and second quarters in the second half of the year. That, together with strong demand for solar and EV, the success of our new product and sales initiatives and the tremendous strength of our core BLA product gives us optimism for what we can achieve for shareholders in the coming quarters.
And with that, thank you everyone, and I appreciate your time today. We will now open the line for questions.